Exhibit 10.1
October 27, 2025
Philip Barros
[Address Redacted]

Dear Philip,
I am pleased to offer you the position of Chief Executive Officer of Ichor Systems, Inc. (the “Company”). Should you accept our offer, your work location will continue to be in Fremont, CA and you will report to the Board of Directors (the “Board”). The purpose of this letter is to confirm with you the specifics of your offer, consistent with the terms below. For avoidance of doubt, the terms of this Letter, if accepted, shall replace and supersede all prior offer letter arrangements between you and the Company, including that certain offer letter from the Company to you effective as of January 15, 2004, and any subsequent promotional letters that were provided during tenure prior to this offer.
Start Date
Your start date for your new position is expected to be November 3, 2025.
Work Location
Your work location will continue to be 3185 Laurelview Ct, Fremont, CA 94538.
Salary
Your base salary will be $26,923.08 biweekly, which when annualized is equivalent to $700,000.00 per year.
Work Classification
Your position will be full-time and is considered exempt for purposes of federal and state wage and hour law, which means that you will not be eligible for overtime pay.
Incentive Bonus Plan
You will continue to be eligible to participate in the Company's Incentive Bonus Plan subject to the terms and conditions of the plan at the discretion of the Board. Your target bonus will be increased to 100% of your annual base salary. Your bonus is based on companywide financial metrics and successful completion of established MBOs. The plan is subject to change at any time at the company’s discretion, in accordance with applicable law. For the 2025 bonus year, your bonus will be 100% calculated on your time as Chief Technology Officer calculated based upon your prior base salary and target bonus.
Equity Incentive
You will continue to participate in the Company’s 2025 Omnibus Equity Incentive Plan, and you are being recommended for a promotional grant with a grant-date fair value of $3,500,000.00, split equally (50%/50%) between Performance Based RSUs and Time Based RSUs. The grant date is expected to be on the Monday of the first month following your start date. The vesting schedule for the Time Based RSUs will be as follows: 25% of your Time-Based RSUs will vest on the first anniversary of your grant date, and the remaining 75% will vest quarterly thereafter such that your Time-Based RSUs are vested in four years. The Performance Based RSUs are cliff vested, and the payout amount will be determined at the end of the third year following the date of grant. You will be provided grant agreements within a month of your start date under separate cover.

Benefits
You will continue participation in the health and welfare programs and the 401(k) Retirement Savings Plan. While the need is not anticipated, you will continue to be eligible under the Ichor Amended and Restated Select Severance Plan (attachment provided).
Time Off
You will continue to be eligible for time off under our Executive & Senior Management Vacation Policy. There is no vacation accrual or limit under this policy, and no payout upon separation because there is no vacation accrual.
General
Per Company policy, your employment is considered “at will.” This means that either you or the Company may terminate the employment relationship at any time, with or without cause or notice.
You will continue to be covered by the Company’s Directors and Officers liability insurance policy to the same extent as other senior executive officers and directors of the Company in accordance with the terms and conditions of the applicable policy.
Your compensation is subject to the Company’s Clawback Policy (as amended from time to time) adopted by the Board of Directors pursuant to Rule 10D-1 under the Securities Exchange Act of 1934 and the applicable Nasdaq listing standards. You acknowledge and agree that any incentive-based compensation awarded to you may be recovered by the Company in accordance with that policy and applicable law.
With respect to the nature of your employment relationship with the Company, this letter constitutes the full, complete, and final agreement between you and the Company. Additionally, no element of the compensation plan listed above can be assigned or transferred by you to any other person, company, or entity of any type.
This letter shall be governed by the laws of the State of California.
This offer of employment, if not previously accepted by you, will expire five (5) days from the date of this letter.
If you wish to accept this offer, please sign and return this to me.
We are excited to have you lead the Ichor team and trust that this letter finds you mutually excited about your new opportunity with us! Should you have any questions, please contact me at [Phone Number Redacted].

Sincerely,
/s/ Diana Finucane
Diana Finucane
Chief Human Resources Officer

ACKNOWLEDGEMENT
I, the undersigned, understand and agree to the terms and conditions of employment set forth in this letter. I understand and agree that the terms of this letter supersede any and all prior or contemporaneous agreements and/or promises concerning the terms of my employment and that there are no other promises, expressed or implied, concerning the terms of my employment with Ichor Systems, Inc., other than those expressly set forth or reference herein.

/s/ Phil Barros	October 29, 2025
Name	Date